Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lionheart Acquisition Corporation II on Amendment No. 7 to Form S-4 (File No. 333-260969) of our report dated March 7, 2022, except for the effects related to the General Legal Counsel disclosure in Note 5 Related Party Transactions as to which date is April 6, 2022, (which includes an explanatory paragraph as to the Company’s ability to continue as going concern) with respect to our audits of the consolidated financial statements of Lionheart Acquisition Corporation II as of December 31, 2021 and 2020 and for the years ended  December 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Houston, Texas

April 29, 2022